SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2012

SARATOGA RESOURCES, INC.
(Exact name of registrant as specified in Charter)

Texas	0-27563	76-0314489
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

7500 San Felipe, Suite 675 Houston, Texas 77063
(Address of Principal Executive Offices)(Zip Code)

713-458-1560
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Item 3.02

Unregistered Sales of Equity Securities.

Closing of Offering

On May 24, 2012, Saratoga Resources, Inc. (the “Company”), issued to certain institutional and accredited investors an aggregate of 3,089,360 shares of common stock (the “Shares”).  The Shares were issued upon final closing of the private placement (the “Offering”) described in our Form 8-K filed May 16, 2012.  Aggregate proceeds of the Offering totaled $19,308,500 and net proceeds of the Offering are approximately $18.5 million.

Each investor represented to the Company that it was “accredited investor” and made other investment representations and agreed that the shares shall bear a restrictive legend against resale in the U.S. or to U.S. residents without registration under the Securities Act.

The Shares were issued in reliance upon an exemption from registration afforded pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder, as a transaction not involving a public offering of securities.  The Shares were offered solely to a limited number of institutional and accredited investors without public solicitation and the securities issued in the offering are subject to resale restrictions, including the placement of restrictive legends on the certificates evidencing the shares.

This Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company.  No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

Registration Rights Agreement

In connection with the issuance and sale of the Shares, on May 24, 2012, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the purchasers of the Shares.  Pursuant to the Registration Rights Agreement, the Company undertook to file a registration statement covering the Shares not later than thirty days after the closing date of the Offering.  In the event that the Company fails to file the required registration statement within said thirty day period, fails to cause the registration statement to become effective within ninety days (120 days if the registration statement is subject to review by the Securities and Exchange Commission), fails to cause the Shares to be listed for quotation on an approved market or otherwise fails to either maintain the continuing effectiveness of the registration statement or to make such filings with the Commission so as to permit resales under Rule 144 the Company shall pay as partial liquidated damages one percent of the aggregate purchase price of the Shares for each thirty days in which such condition continues.

The foregoing is a summary of the terms of the Registration Rights Agreement and does not purport to be complete, and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is attached as Exhibit 10.2 to the Company’s Form 8-K filed May 16, 2012.

Warrant Exercise

On May 22, 2012, the Company entered into a Warrant Exercise Agreement (the “Warrant Exercise Agreement”) with various warrant holders pursuant to which the holders agreed to exercise $5.00 warrants (the “Original Warrants”) prior to their expiration conditioned upon the issuance of a new warrant (the “New Warrant”) exercisable to purchase one share of common stock for each two shares exercised under the Original Warrants, for a term of three years and at $8.00 per share and the undertaking by the Company to file a registration statement covering the underlying shares.

Pursuant to the exercise of Original Warrants, the Company issued an aggregate of 213,996 shares of common stock and received $1,069,980 of exercise proceeds and, pursuant to the Warrant Exercise Agreement, the Company issued New Warrants to purchase an aggregate of 106,997 shares of common stock for a term of three years at $8.00 per share.

The shares issued on exercise of the Original Warrants were issued in reliance upon an exemption from registration afforded pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder, as a transaction not involving a public offering of securities.  The shares were offered solely to a limited number of institutional and accredited investors without public solicitation and the securities issued in the offering are subject to resale restrictions, including the placement of restrictive legends on the certificates evidencing the shares.

The foregoing is a summary of the terms of the Warrant Exercise Agreement and New Warrant and does not purport to be complete, and is qualified in its entirety by reference to the full text of the Warrant Exercise Agreement and New Warrant, copies of which are attached hereto as Exhibits 10.1 and 10.2.

Item 7.01 – Regulation FD Disclosure.

On May 24, 2012, the Company issued a press release announcing the closing of the Offering and exercise of the Original Warrants. A copy of the Company’s press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

10.1	Form of Warrant Exercise Agreement
10.2	Form of $8.00 Warrant
99.1*	Press release dated May 24, 2012

* Furnished pursuant to Regulation FD

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SARATOGA RESOURCES, INC.

Date: May 25, 2012	By:	/s/ Michael O. Aldridge
Michael O. Aldridge
Chief Financial Officer

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